Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 Announces Sale of Beyond6 Clean Energy Business for Approximately $169 Million

Net Proceeds Will Enhance HC2’s Capital Structure, Position Company for Growth

NEW YORK, December 31, 2020 -- HC2 Holdings, Inc. (“HC2” or “the Company”) (NYSE: HCHC) announced today that it has agreed to sell its majority-owned clean energy subsidiary Beyond6, Inc. (“Beyond6”) to Mercuria Investments US, Inc. (“Mercuria”) for approximately $169 million. HC2, which owns approximately 61% of Beyond6 on a fully diluted basis, expects to receive approximately $65 million in cash, subject to customary closing adjustments.

“The sale of Beyond6 is another significant step forward for HC2 as our Board continues to actively evaluate businesses across our portfolio and monetize assets that improve our capital structure and provide increased flexibility, which will allow us to more effectively allocate resources to high growth, value generating areas of the business,” said Wayne Barr, Jr., Chief Executive Officer of HC2. “The net proceeds from the sale will allow HC2 to significantly reduce debt as we continue to chart our path forward.”

HC2 intends to use its portion of the net proceeds from the transaction to reduce debt. The transaction is expected to be completed in the first quarter of 2021, subject to regulatory approval and customary closing conditions. The transaction was unanimously approved by the Board of Directors of HC2.

Added Barr, “Since HC2 acquired a majority stake in Beyond6 in 2014, the company has grown into one of the largest providers of alternative fuels in the U.S. With the support of Mercuria’s resources and expertise, we’re confident the business will continue to take advantage of emerging opportunities as the world moves toward cleaner, safer and more efficient sources of fuel. We wish Beyond6 and its talented team continued success.”

"Mercuria is excited to continue to execute on its corporate strategy of increased investment in the energy transition to clean, renewable energy sources," said Chief Investment Officer, Brian Falik. "We look forward to building on the success of the brand built by Andrew West and working with the Beyond6 team in creating holistic turnkey solutions for decarbonization in the medium- and heavy-duty vehicle segments for its blue-chip corporate customers.”

Mercuria, one of the world’s largest integrated independent energy and commodities companies, has stated 50 percent of its new investments would be in renewable energy over the next five years.

Goldman Sachs & Co. LLC is acting as advisor to Beyond6 in connection with the transaction.  Kramer Levin Naftalis & Frankel LLP is acting as legal advisor to HC2, and Vinson & Elkins LLP is acting as legal advisor to Mercuria.

About HC2

HC2 Holdings, Inc. (NYSE: HCHC) has a class-leading portfolio of assets primarily in Infrastructure, Life Sciences, Spectrum, Insurance and Clean Energy. HC2 is headquartered in New York, New York and through its subsidiaries employs 2,864 people.

About Beyond6, Inc.

At Beyond6, Inc., the future is within reach and we can bring you closer to doing your part for sustainability. Beyond6, Inc. is a diversified energy solutions company focused on decarbonization. Through our growing network of CNG stations for the transportation industry and other decarbonization services, we are delivering opportunity to fleets across the country. Our team of highly-trained strategists, designers and operations professionals are changing perspectives as we move the alternative fuel industry forward. To learn more, visit www.beyond6.com.

About Mercuria Energy Group

Founded in 2004, Mercuria is one of the largest independent energy and commodity groups in the world, bringing efficiency to the commodity value chain with cutting-edge technology and unmatched expertise and solutions. Mercuria’s business includes trading flows, strategic assets and structuring activities that generate more than USD 120 billion in turnover. It operates from offices around the world, with a strong presence in the Americas, Asia and Europe. Information on Mercuria can be found on its website at www.mercuria.com.

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements regarding the proposed sale of Beyond6 to Mercuria, including the expected closing date and the amount and use of proceeds thereof, and our expectations regarding  our ongoing evaluation of our business, capital structure and allocation of resources, including, without limitation , any statements regarding evaluation of our businesses, monetization of assets, allocation of resources and debt reduction, as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company’s control, and are subject to change. Accordingly, no assurance can be given that the proposed sale of Beyond6 to Mercuria will be completed as proposed, or at all. All forward-looking statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  HC2’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed with the Securities and Exchange Commission (“SEC”), including in our reports on Forms 10-K, 10-Q, and 8-K.  These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.

Media Contact:
Reevemark
Paul Caminiti/Pam Greene/Luc Herbowy
HC2@reevemark.com
(212) 433-4600

Investor Contact:
FNK IR
Matt Chesler, CFA
ir@hc2.com
(212) 235-2691